Exhibit 99.1

NEWMARK ANNOUNCES LAUNCH OF EXCHANGE OFFER FOR ITS 7.500% SENIOR NOTES DUE 2029

NEW YORK, NY — June 10, 2024 — Newmark Group, Inc. (Nasdaq: NMRK) (“Newmark” or the “Company”), a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers, today announced an offer to exchange up to $475 million aggregate principal amount of its outstanding 7.500% Senior Notes due 2029 (the “Old Notes”) for an equivalent amount of its 7.500% Senior Notes due 2029 registered under the Securities Act of 1933, as amended (the “Exchange Notes”).

$600 million aggregate principal amount of Old Notes were issued and sold by the Company in January 2024 in a private offering.

The exchange offer will expire at 5:00 p.m., New York City time, on July 10, 2024, unless extended. Tenders of Old Notes must be made before the exchange offer expires and may be withdrawn any time prior to the expiration of the exchange offer. The exchange offer is being made to satisfy the Company’s obligations under a registration rights agreement entered into in connection with the issuance of the Old Notes and does not represent a new financing transaction.

The terms of the exchange offer are set forth in a prospectus dated June 10, 2024. Copies of the prospectus and the other exchange offer documents may be obtained from the exchange agent:

Regions Bank

Corporate Trust Department

1180 West Peachtree Street NW, Suite 1200

Atlanta, GA 30309

Attention: Vanessa Williams

Email: Vanessa.Williams2@regions.com

Telephone: (404) 221-4588

Facsimile (for Eligible Institutions only): (404) 581-3770

The Company’s controlling stockholder, Cantor Fitzgerald, L.P. (“Cantor”), holds $125 million aggregate principal amount of the $600 million aggregate principal amount of outstanding Old Notes. Cantor will not participate in the exchange offer. After the completion of the exchange offer, the Company intends to file a shelf registration statement to enable Cantor to resell such Old Notes pursuant to such registration statement.

This press release is for informational purposes only and is neither an offer to buy or sell nor a solicitation of an offer to buy or sell any Old Notes or Exchange Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Old Notes and has been filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form S-4 (File No. 333-279341), which was declared effective on June 7, 2024.

Discussion of Forward-Looking Statements About Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

MEDIA CONTACT:

Deb Bergman

+1 303-260-4307

INVESTOR CONTACT:

Jason McGruder

+1 212-829-7124